CONTACT AT ARBIOS:
Shawn Cain, Interim President and CEO, 1-781-839-7292
Scott Hayashi, CFO, 1-626-356-3105

CONTACT FOR INVESTOR RELATIONS:	CONTACT FOR MEDIA RELATIONS:
Lisa Wilson, 1-212-759-3929	Doug MacDougall, 1-508-647-0209

ARBIOS ANNOUNCES SEPET™ MANUFACTURING AGREEMENT WITH NxSTAGE MEDICAL

WALTHAM, Mass. - October 23, 2007 -- Arbios Systems, Inc. (OTC:ABOS) today announced that it has entered into an exclusive manufacturing agreement with NxStage Medical, Inc., whereby NxStage will manufacture the SEPET™ Liver Assist Device developed by Arbios for use in treating liver failure. Arbios is currently seeking permission from the US Food and Drug Administration to begin a controlled pivotal clinical trial for SEPETTM.

Under the terms of the agreement, NxStage, a marketer of innovative systems for the treatment of end-stage renal disease and acute kidney failure, will manufacture the devices for the pivotal trial and subsequent product commercialization, upon receipt of FDA approval. The SEPETTM device will be comprised of commercially used NxStage components and will include a proprietary synthetic microporous fiber, supplied by Membrana, GmbH. Arbios, a developer of medical devices and cell-based therapies, recently announced an exclusive supply relationship with Membrana, which is the world’s largest independent membrane producer.

“We are pleased to announce this exclusive arrangement with NxStage, as it signals another step in bringing SEPETTM to the marketplace,” commented Shawn Cain, Interim President and Chief Executive Officer of Arbios. “This joint effort with NxStage, similar to the agreement recently entered into with Membrana, signifies another important alliance with an established and well-respected manufacturer of medical products.”

“We are pleased to help bring innovative solutions to clinically challenging patients that need them,” said Jeffrey H. Burbank, President and Chief Executive Officer of NxStage Medical. "We believe that our technology and capabilities will enhance Arbios’ opportunity and look forward to being a part of making them a success.”

The exclusive manufacturing agreement stipulates that Arbios will purchase from NxStage all commercial requirements of the SEPETTM device, and that in turn NxStage will not market a competing product for a specified time.

About Arbios’ SEPET™ Liver Assist Device
The SEPET™ Liver Assist Device is a sterile, disposable cartridge containing microporous hollow fibers with proprietary permeability characteristics. When a patient's blood is passed through these fibers, blood plasma components of specific molecular weights are expressed through the micropores, thereby cleansing the blood of harmful impurities (e.g., hepatic failure toxins as well as various mediators of inflammation and inhibitors of liver regeneration). These substances would otherwise progressively accumulate in the patient's bloodstream during liver failure, causing hypotension, increasing risk of sepsis development and accelerating damage to the liver, lungs and other organs, including the brain and kidneys, and suppressing the function and regeneration of the liver. SEPET™ is designed for use with standard blood dialysis systems available in hospital intensive care units.

According to the American Liver Foundation, chronic liver disease is the tenth leading cause of death in the United States, resulting in approximately $10 billion in annual healthcare costs. There is currently no satisfactory therapy available to treat patients in liver failure, other than maintenance and monitoring of vital functions and keeping patients stable through provision of intravenous fluids and blood products, administration of antibiotics and support of vital functions, such as respiration.

About Arbios Systems
Arbios Systems, Inc. is developing proprietary medical devices and cell-based therapies to enhance the survival of millions of patients each year who experience, or are at risk for, life-threatening episodes of liver failure. The Arbios product candidate portfolio includes the SEPET™ Liver Assist Device, a novel blood purification therapy that provides enhanced "liver dialysis," and the HepatAssist™ Cell-Based Liver Support System, a bio-artificial liver that combines blood detoxification with liver cell therapy to replace whole liver function in patients with the most severe forms of liver failure. For more information on the Company, please visit http://www.arbios.com.

This press release contains forward-looking statements, including, but not limited to, statements regarding the Company’s expectations with respect to SEPET™ and the belief that NxStage’s technology and capabilities will enhance Arbios’ opportunity. The forward-looking statements contained in this press release involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks or uncertainties related to the continued and successful relationships between the Company and both NxStage and Membrana, the goals and results of clinical trials, compliance with regulatory requirements, labeling of the Company's products, the need for subsequent substantial additional financing to complete clinical development of its products, future markets and demand for the Company's products, and Arbios' ability to successfully market its products and technologies. These statements represent the judgment of Arbios' management as of this date and are subject to risks and uncertainties that could adversely affect the Company. Arbios cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements. Please refer to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, and to our subsequent Quarterly Reports on Form 10-QSB, for a description of risks that may affect our results or business conditions. The Company does not undertake any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events except as required by law. SEPET™ and HepatAssist™ are trademarks of Arbios Systems, Inc.

# # #